Exhibit 99.1

Spartan Motors Appoints Tom Ninneman as President, Fleet Vehicles and Services

CHARLOTTE, Mich., May 25, 2017 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today announced the appointment of Tom Ninneman as President of Fleet Vehicles and Services (FVS), which includes the Utilimaster® and Spartan Upfit Services brands, effective June 2. Ninneman will succeed John Forbes, who is retiring from the role he has served in since July, 2010.

Ninneman most recently served as the Chief Operating Officer of Smeal Fire Apparatus Co., an industry-leading innovator and manufacturer of fire apparatus in North America, which Spartan acquired earlier this year. Prior to joining Smeal, he served as the President of Taylor Corporation, and has also served in a variety of operating and managerial roles at Oshkosh Corporation, a manufacturer of specialty vehicles and vehicle bodies. He brings over 25 years of business and leadership experience to the FVS segment, including 10 years anchored in custom vehicle manufacturing across the emergency response, construction, and defense markets.

“We are pleased to welcome Tom as the new president of our Fleet Vehicles and Services business unit,” said Daryl Adams, President and Chief Executive Officer. “We have already begun this transition and are confident that Tom is the right fit to help drive operational performance to the next level. He brings extensive industry experience and expertise in client management and problem solving, which will benefit our team and our customers for years to come.”

John Forbes joined the Utilimaster Corporation as its Chief Financial Officer in 2009. Less than one year later, he transitioned into the role of President, where he has since focused on building the team, supporting customers, increasing revenues, and improving profitability. Forbes will continue to work with the Company until June 2 to support a seamless transition.

“John and his team have grown Fleet Vehicles and Services sales from $113 million in 2010 to over $278 million last year,” added Adams. “After many years of manning the helm, he has graciously assisted us in transitioning the role to Tom, and we could not be more grateful for his service to the Company. I want to thank him, on behalf of everyone at Spartan and our Board of Directors, for his numerous contributions over the past several years. We wish him all the best going forward.”

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories; Smeal® and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 2,200 associates and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $591 million in 2016. Visit Spartan Motors at www.spartanmotors.com.

Spartan Motors, Inc.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

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CONTACT:

Media:	Investors:

Samara Hamilton	Juris Pagrabs
Corporate Director of Marketing	Group Treasurer & Director of Investor Relations
Spartan Motors, Inc.	Spartan Motors, Inc.
samara.hamilton@spartanmotors.com	juris.pagrabs@spartanmotors.com
(517) 997-3860	(517) 997-3862

Spartan Motors, Inc.